Exhibit 99.2

Sandler O'Neill & Partners, LP West Coast Financial Services Conference California Community Bank Panel March 10, 2004

Disclosure This presentation contains forward-looking statements. Actual results may differ materially from those currently expected. Additional information concerning factors that could cause such a difference is contained in the Company's most recent filings with the Securities and Exchange Commission. Humboldt Bancorp assumes no obligation to update forward-looking statements that become inaccurate because of subsequent events. Humboldt Bancorp tm

Humboldt Bancorp Foot Print - 2004 Humboldt Bank Branches Feather River State Bank Branches

FDIC Market Share Report Per Capita Income Total Population 5-year projected % 5-year projected % County Market Share Rank growth 2000 - 2005 growth 2000 - 2005 Humboldt 37.0% 1 21.4% 4.0% Tehama 22.7% 2 19.3% 5.4% Yuba 19.8% 3 17.7% 7.6% Sutter 16.6% 3 15.5% 9.7% Colusa 1.3% 3 10.8% 8.0% Butte 2.1% 9 19.1% 8.5% Placer 2.5% 10 16.7% 22.0% Shasta 1.7% 10 17.3% 9.9% Yolo 1.5% 11 9.7% 12.7% FDIC Market Share Report - June 30, 2003 Source: U.S. Department of Commerce, Bureau of Economic Analysis

Corporate Update Acquisition of California Independent Bancorp completed on 1/6/04 System integration completed on 3/5/04 Expected cost savings on track Loan growth improving in response to changes initiated during Q4 2003 On track for 10% annualized growth Credit quality improved with payoff of largest non-performing loan in January Combined ALL/Loan ratio of 1.72% as of 12/31/03 Exit from non-core businesses completed Final ISO processing agreement terminated 1/28/04

Strategic Focus and Outlook Community bank serving defined footprint in Northern California Developing retail banking presence to continue building core deposit base Evaluate common brand by year-end 2004 Focus on residential mortgage lending in strong housing markets Leverage relationships with builders/developers Niche construction and rural home products Maintain high credit quality standards Expected net charge-offs of approximately 15-25 basis points for 2004